Exhibit A(5)(B)

[Slide 1]

[CEMEX Logo 1]

Southdown Acquisition


September 2000

www.cemex.com


[CEMEX Logo 2]


[Slide 2]


FORWARD-LOOKING INFORMATION MAY PROVE INACCURATE

This presentation contains certain forward-looking statements and information relating to CEMEX, S.A. de C.V. and its subsidiaries (collectively, "CEMEX") that are based on the beliefs of its management as well as assumptions made by and information currently available to CEMEX. Such statements reflect the current views of CEMEX with respect to future events and are subject to certain risks, uncertainties and assumptions. Many factors could cause the actual results, performance or achievements of CEMEX to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others, changes in general economic, political, governmental and business conditions globally and in the countries in which CEMEX does business, changes in interest rates, changes in inflation rates, changes in exchange rates, the level of construction generally, changes in cement demand and prices, changes in raw material and energy prices, changes in business strategy and various other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or targeted. CEMEX does not intend, and does not assume any obligation, to update these forward-looking statements.

UNLESS OTHERWISE NOTED, ALL FIGURES ARE PRESENTED UNDER
MEXICAN GAAP

This presentation is the property of CEMEX, S.A. de C.V., and is provided exclusively for your use on a confidential basis. This information may not be copied, quoted or transmitted without the prior written consent of CEMEX, S.A. de C.V.

Copyright CEMEX, S.A. de C.V. and its subsidiaries.


[CEMEX Logo 2]


[Slide 3]

[CEMEX Logo 1]

Southdown Acquisition


September 2000

www.cemex.com


[CEMEX Logo 2]


[Slide 4]

Transaction Summary

o All cash tender offer for up to 100% and no less than two-thirds of Southdown's shares, and a merger to follow

o Subject to regulatory approvals and other conditions, we expect to close in the fourth quarter of 2000 or the first quarter of 2001.

o    Price $73.00 per Southdown share

o    Total Enterprise Value of $2.85 billion

o    50% funded with preferred stock

o    Committed(1) Financial Package

(1) Subject to customary closing requirements


[CEMEX Logo 2]


[Slide 5]

The Deal

CEMEX and Southdown together will achieve a better diversified portfolio with one of the highest growth rates and strongest free cash flow in the industry with combined Sales(1) of $6.3 billion and EBITDA(1) of $2.3 billion

(1) LTM as of June 30, 2000


[CEMEX Logo 2]


[Slide 6]

Acquisition Rationale

o    Immediately accretive

      -  Single digit accretion in CEPS and FCFPS in the first year


[CEMEX Logo 2]


[Slide 7]

Acquisition Rationale

o    Immediately accretive

o    Improves access to funding sources

      -  Lower WACC


[CEMEX Logo 2]


[Slide 8]

Acquisition Rationale

o    Immediately accretive

o    Improves access to funding sources

o    Potential to create synergies


[CEMEX Logo 2]


[Slide 9]

Acquisition Rationale

o    Immediately accretive

o    Improves access to funding sources

o    Potential to create synergies

o    Provides better platform for investments into high growth markets

      -  Enhances stability of free cash flow


[CEMEX Logo 2]


[Slide 10]

Acquisition Rationale

o    Immediately accretive

o    Improves access to funding sources

o    Potential to create synergies

o    Provides better platform for investments into high growth markets

o    Fits with CEMEX's strategy and business model

      -  Supports historic high growth rate

      -  Meets our acquisition criteria


[CEMEX Logo 2]


[Slide 11]

The CEMEX Business Model

o    Focused on cement and related products

o    Focus on high growth and/or free cash flow

o    Acquire assets that complement existing network

o    Achieve required scale in an increasingly global marketplace

o    Financial flexibility and investment grade are strategic imperatives

o    Achieve returns in excess of WACC


[CEMEX Logo 2]


[Slide 12]
CEMEX Has Delivered High Growth...

76.9 million tons with Southdown
11.6% CAGR (90-00E without Southdown)
13.4% CAGR (90-00E with Southdown)

Continued EBITDA Growth
20.0% CAGR (90-2Q00LTM without Southdown)
23.0% CAGR (90-2Q00LTM with Southdown)


[Included a bar chart showing the growth of CEMEX's tons per year capacity and the markets CEMEX entered during the relevant year.]

1990 - 23 million tons/year
1991 - 24 million tons/year
1992 - 36 million tons/year (Spain)
1993 - 39 million tons/year
1994 - 45 million tons/year (Venezuela)
1995 - 47 million tons/year
1996 - 50 million tons/year (Colombia)
1997 - 51 million tons/year (Philippines)
1998 - 57 million tons/year
1999 - 65 million tons/year (Costa Rica and Egypt)
2Q00(1) - 76.9 million tons/year (including Southdown)


        [GRAPHICS OMITTED]

[Included bar chart showing the growth of (a) sales and EBITDA of CEMEX from 1990 to 2Q00 and (b) proforma sales and EBITDA of both CEMEX and Southdown as of the twelve months ended June 30, 2Q00.]

CEMEX
         Year     Sales (US$ Million)       EBITDA (US$ Million)
         1991              $1305                     $324
         1992               1706                      567
         1993               2194                      700
         1994               2897                      914
         1995               2101                      719
         1996               2564                      815
         1997               3365                     1087
         1998               3788                     1193
         1999               4315                     1485
         2Q00               5151                     1902
         2Q00(1)            6340                     2327

(1) CEMEX + Southdown Proforma at and for the twelve months ended June 30, 2000.


[CEMEX Logo 2]


[Slide 13]
CEMEX + Southdown
attractive attributes vs. global peers


        [GRAPHICS OMITTED]

[Included chart comparing a combined CEMEX and Southdown operation with other cement companies.]





2000 Estimated US$    CX + SDN (2)   Holderbank  Lafarge  Italcementi  Heidelberger

Net sales              6,340         8,693      11,556     3,468        6,246

EBITDA                 2,326         1,947       2,542       858        1,213

EBITDA Margin           37%           22%         22%       25%          19%

Installed Capacity (1)  77           103          85        54           54


1  Million tons per year
2  Proforma LTM as of June 30, 2000 CX + SDN
Source for estimates:  ING Barings


[CEMEX Logo 2]


[Slide 14]

 ...And One of the Highest Operating
Free Cash Flows(1) in the Industry


        [GRAPHICS OMITTED]

[Included a bar chart showing the growth in free cash flow from US$323 million to US$872 million between the years of 1994 and 1999.]

(US$ Million)

1994              $323
1995               -25
1996               213
1997               420
1998               646
1999               872

Year over Year Growth:             +97%              +54%              +35%
CAGR (94-YY):                      +9%               +19%              +22%


(1) Operating free cash flow  does not include expansion CAPEX


[CEMEX Logo 2]


[Slide 15]
Improving Diversification of Cash Flows...


        [GRAPHICS OMITTED]


[Included pie graph of CEMEX EBITDA for last 12 months ended June 30, 2000 by region.]

Mexico                     -        59%
United States              -        6%
Spain                      -        15%
Venezuela/DR               -        10%
Colombia                   -        4%
Egypt, Philippines,
Costa Rica and Carribean   -        6%


[Included pie graph of Proforma CEMEX and Southdown EBITDA for last 12 months ended June 30, 2000 by region.]

Mexico                     -        49%
United States              -        22%
Spain                      -        12%
Venezuela/DR               -        8%
Colombia                   -        4%
Egypt, Philippines,
Costa Rica and Carribean   -        5%

Percentages calculated before eliminations resulting from consolidation.


[CEMEX Logo 2]


[Slide 16]

Providing Returns in Excess of the Cost of Capital


        [GRAPHICS OMITTED]


[Included chart graphing return on equity and return on capital employed for 1992 through 2Q00.]

Year         Return on Equity          Return on Capital Employed
1992              15.5%                          13.6%
1993              13.1%                          12.4%
1994              10.2%                           9.4%
1995               3.2%                           9.9%
1996               9.1%                          12.3%
1997              13.9%                          12.5%
1998              19.5%                          15.7%
1999              21.3%                          17.6%
2Q00              21.8%                          17.0%

ROE = (EBITDA - net financial expense - cash taxes - other cash expenses + cash dividends from non consolidated affiliates) / average shareholders' equity

ROCE = (EBITDA - cash taxes - other cash expenses + cash dividends from non consolidated affiliates ) / (average shareholders' equity + average net debt)


[CEMEX Logo 2]


[Slide 17]


Southdown Acquisition: What has changed?

o       Industry consolidation dynamics have changed

o       Slower pace benefits CEMEX

o       Post electoral outlook is better than expected

o       We have obtained an investment-grade rating

o       After carefully analyzing Southdown...

                       we like what we have seen!


[CEMEX Logo 2]


[Slide 18]

Why the US?

o    Largest market in the world(1)

o    Domestic capacity fully utilized

o    Over 20% of demand met by imports

o    Stable future demand outlook

o    Consistent free cash flow generator

(1) Excluding China


[CEMEX Logo 2]


[Slide 19]

Why Southdown?

o    Fits with CEMEX's business model

o    Second largest US cement producer


      -  11.0 million tpy of capacity                             [GRAPHIC OMITTED]              [GRAPHIC OMITTED]

      -  12 plants and 45 terminals serving 27 states       [Included pie graph of            [Included pie graph of
                                                             net sales by product              EBITDA by product in
 o    Ready-mix operations                                   in 1999.]                         1999.]

       -  3.5 million cubic meters per year                  Cement           70%              Cement           85%
                                                             Concrete         21%              Concrete          7%
 o    Aggregate products                                     Aggregates        9%              Aggregates        8%

Sales and EBITDA do not include Highway Safety business division (Sales US$34.1MM, EBITDA US$3.0MM).


[CEMEX Logo 2]


[Slide 20]

Strong Strategic Fit

o Upon closing and subject to regulatory approvals, CEMEX USA and Southdown will be merged

o Clarence Comer, President and CEO of Southdown, has agreed to become the CEO of the new entity

o    Operations complement each other

      -  Few redundancies

(1) Excluding China


[CEMEX Logo 2]


[Slide 21]

Installed Capacity of 11 Million Tons Per Year As of 2000


                            [GRAPHICS OMITTED]

[Included map of the United States showing locations of Southdown's cement plants and cement terminals and showing installed capacity (in million tons per year) at each cement plant as of 2000.]

                                    Cement Plant Production Capacity
Cement Plant Locations              (Million tons per year)
Victorville, CA                             2.0
Odessa, TX                                  0.5
Lyons, CO                                   0.5
Demopolis, AL                               0.9
Brookeville, FL                             1.3
Clinchfield, GA                             0.8
Knoxville, TN                               0.8
Pittsburgh, PA                              0.4
Wampum, PA                                  0.8
Fairborn, OH                                0.7
Louisville, KY                              0.9
Charlevoix, MI                              1.4

(1) All figures in may represent plant production capacity in million tons per year.


[CEMEX Logo 2]


[Slide 22]

Southdown Summary Financials (1)


                                      1998            1999             %
                                    -------          ------           ----
Net Sales                           $1,185           $1,205            2%
EBITDA                              $  368           $  413           12%
EBITDA Margin                           31%              34%           3pp
Net Debt                            $  168           $  166          - 1%
Installed Capacity (2)                 9.9             10.2            3%
EBITDA-Maint. Capex                    307              351           14%

(1) Expressed in US GAAP
(2) Current expansion program will result in 12.8 MTPY capacity by 2002


[CEMEX Logo 2]


[Slide 23]

Leading to a Stronger Financial Performance

o    Continued high revenue growth

o    Stronger free cash flow growth

o    Improved diversification of cash flows

o    Better developing / developed market balance

o    Lower WACC


[CEMEX Logo 2]


[Slide 24]

Better Balance Between Developing and Developed Markets

                Distribution of Production Capacity(1)


                            [GRAPHICS OMITTED]


[Included two pie graphs of the distribution of installed production capacity between developing and developed markets, one graph for CEMEX in 1999 and another graph combining the operations of CEMEX and Southdown on a proforma basis.]

CEMEX (1999):               82% Developing Markets and 18% Developed Markets
CEMEX and with Southdown:   71% Developing Markets and 29% Developed Markets



[GRAPHICS OMITTED]

[Included a pie graph showing the distribution of production capacity between developing and developed markets as averaged among the other top five(2) Cement Players.]

Developing Markets - 55%
Developed Markets - 45%


High growth markets and a strong free cash flow have allowed CEMEX to grow at a faster pace than competition

Source: Cembureau, National Associations, Analyst Reports & Company Research
(1) Weighted capacity
(2) Holderbank, Lafarge, Heidelberger, Italcementi & Blue Circle


[CEMEX Logo 2]


[Slide 25]

Financing Strategy

o    50% funded with preferred equity

o    Acquisition through our European subsidiary

      -  Lower borrowing costs

o    Committed(1)financial package

o    Intend to maintain investment grade ratings

(1) Subject to customary closing requirements


[CEMEX Logo 2]


[Slide 26]

Preferred Equity at Valenciana Supports Strong Capital Structure

                                             Funding Highlights

                                        o    US$1.5 billion in preferred
                                             equity without recourse to
                                             CEMEX or CVCP
     [GRAPHICS OMITTED]
[Include table showing the              o    Facilities for up to US$1.4
detail of the Funding Structure]             billion in Southdown

                                        o    Intend to maintain
                                             investment grade ratings

(US$ Million)                                         Proforma
                                    Funding Sources      2000          2001
                                    ---------------   -----------  -----------
        CEMEX Holding
        + Mexico                                         $2,500       $2,500
                                                            250(1)       250(1)
        Preferred Equity            + $1,500              1,500        1,500

        Compania Valenciana
        de Cementos Portland                              1,814        1,550

        (including Egypt)

        Target                      + 1,184               1,814        1,100

        Total Debt &
        Preferred Equity            + 2,684               7,248        6,900

(1) Putable to CEMEX in 2005


[CEMEX Logo 2]


[Slide 27]

Preferred Equity
(non-recourse to CEMEX or Valenciana)

Description:   Banks acquire US$1.5 Billion of preferred equity issued by
               Valenciana

Recourse:      Non-recourse to CEMEX or Valenciana. The only source of
               repayment is the sale of enough common stock of Valenciana to redeem the preferred equity


CEMEX
call option:   CEMEX avoids dilution by exercising a call
               option as follows:

               -   US$300 million between 9 and 15 months

               -   US$1,200 million in 18 months

               To exercise the option, CEMEX intends to IPO Valenciana


[CEMEX Logo 2]


[Slide 28]

Consolidated Financial Indicators
Before Share Buy-back and Other Acquisitions


                            [GRAPHICS OMITTED]

[Included graph showing the consolidated financial structure (incorporating the results of the Southdown acquisition funding package) of CEMEX, S.A. de C.V. as parent of both CEMEX Mexico (Mexican Operation) and Compania Valenciana de Cementos Portland, Egypt and Target (International
Operation.]

US $MIL (MEX GAAP)    1999    2Q-00LTM   FYF 2000    PROFORMA 2001   2001 W/
                                                                     $1-1.5K IPO
                                                                     of CVCP
-------------------------------------------------------------------------------
EBITDA               1,791      1,891     2,050        2,700

FREE CASH FLOW         862        818     1,000        1,150

NET DEBT (1)         4,795      4,445     6,900        6,900        5,400-5,900

EXCESS CASH (2)
>06/00                                      300        1,450        1,450
-------------------------------------------------------------------------------

NET DEBT MINUS
EXCESS CASH/
EBITADA              2.7x         2.3x      2.7x (3)    2.0x         1.4x-1.6x

INTEREST
COVERAGE (4)         3.6x         3.8x      4.0x        4.0x         4.3x-4.4x

(1)     Includes Capital Securities, Equity swaps and/or Acquisition
        Preferred Equity
(2) Excess cash (above 06/00 balance) before share buy-back and other acquisitions
(3)     Proforma
(4)     Includes preferred equity dividend


[CEMEX Logo 2]


[Slide 29]

Why IPO Valenciana?

o    Desirability for CEMEX

      -  Continue participating in the industry's consolidation

      -  Access significant Euro indexed investor base

      -  Reduce cost of capital

o    Viability

      -  Depending on then prevailing market conditions


[CEMEX Logo 2]


[Slide 30]

                                   [CEMEX Logo 1]

                              Share Repurchase
                                  Program

                              September 2000

                               www.cemex.com

[CEMEX Logo 2]


[Slide 31]


Share Repurchase Program Highlights

Program Size         Up to US$500 million

Acquiring entity     CEMEX, S.A. de C.V.

Eligible securities  CEMEX CPO's

Effective Period     15 months through December 2001

Treatment            Repurchased shares will be cancelled

Restrictions         Customary


[CEMEX Logo 2]


[Slide 32]

Current Valuation Provides Opportunity to Purchase at a Discount to Historical Multiples

                 Enterprise value lags growth in cash flows


                            [GRAPHICS OMITTED]

[Included graph showing that the enterprise value (with average share price), EBITDA (Trailing 12 months) has not grown at the same pace of CEMEX's EBITDA and operating free cash flow (trailing 12 months) for years 1992 through August 2000.]

($US MILLION)

                  ENTERPRISE VALUE          EBITDA   OPERATING FREE CASH FLOW
                  ----------------         -------   ------------------------
1992                   7989                  700             -160
1993                   9588                  914              214
1994                 12,304                  719              323
1995                  8,639                  815              -25
1996                 10,221                 1087              213
1997                 11,098                 1193              420
1998                  9,847                 1485              648
1999                 11,026                 1791              872
August 00            11,366                 ----              ---

Source: SSB & CEMEX
Total Enterprise Value using average share price for each period.
Value for 2000 using average share price as of August 15, 2000, number of shares, net debt and minority interest as June 30, 2000.


[CEMEX Logo 2]


[Slide 33]

Unique Buying Opportunity Given Growth and Strong Free Cash Flow


                            [GRAPHICS OMITTED]

[Included graph comparing CEMEX's TEV/EBITDA with the average TEV(2)/EBITDA of the other five Cement Players.(1)]

                  TOTAL ENTERPRISE VALUE DIVIDED BY EBITDA

                  CEMEX                     AVG. TOP 5 OTHER CEMENT Cos.
                  -----                     ----------------------------

1990              9.09                               6.33
1991              7.84                               6.84
1992              11.41                              6.9
1993              10.49                              7.72
1994              17.11                              7.62
1995              10.6                               6.6
1996              9.4                                6.72
1997              9.3                                7.32
1998              6.63                               7.72
1999              6.16                               7.73
2000              6.97                               5.55

Source: SSB and CEMEX
1994 peak in CEMEX's multiple explained by translation effect caused by the peso devaluation of December 1994.
(1)     Holderbank, Lafarge, Heidelberger, Italcementi and Blue Circle
(2) Total enterprise value calculated using average yearly share price. Multiple as of August 2000 calculated using 2000E Ebitda.


[CEMEX Logo 2]


[Slide 34]

Stock Buyback and Southdown Acquisition Are Accomplished Within Our Targeted Structure


                            [GRAPHICS OMITTED]

[Included graph showing interest coverage (1) and net debt minus excess cash/EBITDA (2) for years 1992 through T'01 under different investment amount scenarios.]

         INTEREST COVERAGE(2)                NET DEBT MINUS EXCESS
                                            CASH DIVIDED BY EBITDA(1)

1992              2.6                                4.3
1993              1.9                                3.8
1994              2.0                                5.1
1995              1.3                                5.3
1996              1.7                                4.6
1997              2.4                                4.0
1998              3.0                                3.1
1999              3.6                                2.7
T'00              4.0                                2.7(3)
T'01              4.0                                2.2

(1) Includes dividends from Preferred Equity but excludes interest income from excess cash.
(2) Net Debt includes Preferred Equity
(3) Assumes acquisition before 12/00 and gradual share buy-back of 1/5 of US$500 million.


[CEMEX Logo 2]


[Slide 35]

CEMEX Can Continue Growing Profitably in the Future...

o CEMEX's capital structure
  allows for growth while
  lowering risk

o Strong free cash flow                        [GRAPHICS OMITTED]
  beyond 2000 can be used              [Included graph illustrating a
  for acquisitions                      sensitivity on CEMEX's financial
                                        ratios based on different investment
o Stronger European                     amount scenarios.]
  subsidiary provides
  financial flexibility (IPO
  candidate)





                                         Expected EOY2001 additional
                                       investment capacity after Southdown
                                                and US$500MM
                                          stock repurchase program
                                                (USD million)


[CEMEX Logo 2]


[Slide 36]

Demonstrating Commitment to Our Shareholders

o    Immediately accretive

o    Provides better platform for investments into high growth markets

o    Maintains a strong capital structure

o    Fits with CEMEX's strategy and business model

o    Balanced approach to usage of free cash flow


[CEMEX Logo 2]


[Slide 37]

                                   [CEMEX Logo 1]


                              Southdown Acquisition
                              September 2000
                              www.cemex.com


[CEMEX Logo 2]